Exhibit 19.1

HAEMONETICS CORPORATION

SECURITIES TRADING POLICY

1.Purpose

This Securities Trading Policy (this “Policy”) sets forth the guidelines of Haemonetics Corporation and its subsidiaries (collectively, “Haemonetics”) regarding compliance with U.S. and foreign securities laws and regulations relating to trading in Haemonetics and third-party securities. The purpose of this Policy is to promote compliance with these securities laws and regulations and to provide Covered Persons (as defined below) with procedures and guidance to prevent even unintentional violations.

As used in this Policy, the term “Haemonetics securities” means (i) Haemonetics common stock, options to purchase Haemonetics common stock, or any other type of securities that Haemonetics may issue, including (but not limited to) preferred stock, convertible debentures and warrants, and (ii) derivative securities that are not issued by Haemonetics, such as exchange-traded put or call options or swaps, in each case relating to Haemonetics securities.

2.Applicability

This Policy applies to all Haemonetics employees (regardless of role or title), members of its Board of Directors, contract workers, consultants and temporary staff worldwide (collectively, “Covered Persons”). This policy applies to all Covered Persons even if the activities prohibited in this Policy are not illegal in the country where any particular person is located.

Covered Persons are responsible for ensuring that their family members who reside with a Covered Person (including spouses, children, children away at college and parents) and anyone living in a Covered Person’s household also comply with this Policy, and each reference in this Policy to a “Covered Person” (including any additional restrictions applicable under Section 4 based on a Covered Person’s designation as an “insider”) should be interpreted to include such persons.

3.Statement of Principles and Policies
(a)Non-Disclosure of Material Nonpublic Information. Covered Persons may not disclose material nonpublic information to anyone, except persons within Haemonetics or third party agents of Haemonetics (such as our independent auditor or outside legal counsel) whose positions require them to know it, until such information has been publicly released by Haemonetics. Please refer to Section 6 below for guidance and illustrative examples of what may constitute “material nonpublic information.”

(b)Prohibition Against Insider Trading. U.S. securities laws impose important trading restrictions on Covered Persons who learn of material nonpublic information regarding Haemonetics or a company with which it does business - including its customers and suppliers – in the course of a Covered Person’s employment or association with Haemonetics. The principal restriction is that Covered Persons may not buy or sell Haemonetics securities or such third-party’s securities while in possession of material nonpublic information or “tip” others about such information. This conduct is referred to as “insider trading” and can carry both criminal and civil penalties. Accordingly, Covered Persons are subject to the following restrictions:

(i)Prohibited Transactions in Haemonetics Securities. No Covered Person may trade, including by placing a purchase or sell order, or recommend that another person trade, in Haemonetics securities when he or she has knowledge of material nonpublic information concerning Haemonetics.

(ii)Prohibited Trading in Other Securities. No Covered Person may trade, including by placing purchase or sell orders, or recommend that another person trade, in the securities of another company if the person learns of material nonpublic information about the other company in the course of his or her employment with Haemonetics.

(iii)“Tipping” Information to Others. Covered Persons may not communicate, or “tip,” material nonpublic information to any third party (a “tippee”) – whether a family member or otherwise – for the improper purpose of exploiting that information for personal gain. In such circumstances, tippees inherit a Covered Person’s duties and both the tippee who trades on material nonpublic information illegally tipped to them and the Covered Person who tipped such information may be held liable for insider trading violations. Covered Persons may be liable for any unauthorized communication of material nonpublic information to a tippee even if the Covered Person does not receive any pecuniary gain from the tip (a mere gift of such information can be sufficient to support liability for both a tipper and tippee). Additionally, tippees will be held liable for trades by other persons to whom they tip such material nonpublic information. In other words, a tippee’s liability for insider trading is no different from that of a Covered Person. Tippees can obtain material nonpublic information by receiving explicit tips from others or from unintentional disclosure through, among other things, conversations at social, business or other gatherings.

(c)Prohibition on Speculation and Hedging. Investing in Haemonetics securities provides an opportunity to share in Haemonetics’ long-term growth. In contrast, short-term speculation based on fluctuations in the market for Haemonetics securities may create the potential for conflict between a Covered Person’s personal gain and the long-term interests of Haemonetics and its shareholders. Accordingly, this Policy prohibits Covered Persons from directly or indirectly participating in the following trading activities with respect to Haemonetics securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety:

•Same-day or short-term trading (i.e., “day trading”);

•Selling stock that the Covered Person does not own or a sale that is completed by delivery of borrowed stock (i.e., a “short sale”);

•Entering into any derivative security transactions (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in Haemonetics securities) or similar transactions.

In addition, from time to time, Haemonetics may determine that other types of transactions by Covered Persons in Haemonetics securities shall be prohibited or shall be permitted only with the prior written consent of Haemonetics’ Chief Financial Officer or General Counsel.

(d)Prohibition on Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when a Covered Person is aware of material nonpublic information or otherwise not permitted to trade in Haemonetics securities, Covered Persons are prohibited from holding Haemonetics securities in a margin account or otherwise pledging Haemonetics securities in any way including as collateral for a loan.

4.Trading Windows and Blackout Periods

In addition to the other requirements of this Policy, Haemonetics officers, members of its Board of Directors and certain other Covered Persons designated by the General Counsel from time to time (together, “insiders”) are subject to the following additional trading restrictions based on (i) their responsibility for or authority over business decisions and/or (ii) their routine exposure to financial or other information that would likely be considered material before it is publicly released:

(a)Quarterly Blackout Periods. Trading in Haemonetics securities by insiders is generally prohibited beginning two weeks prior to the end of a fiscal quarter and ending at the close of market on the second full trading day after Haemonetics’ earnings for that quarter are publicly released. During these quarterly no-trading (i.e., “blackout”) periods, insiders generally possess or are presumed to possess material nonpublic information about Haemonetics’ financial results. Quarterly blackout periods may be adjusted by the Chief Financial Officer or General Counsel and may be started early or extended without prior notice.

(b)Special Blackout Periods. From time to time, Haemonetics’ Chief Financial Officer or General Counsel may institute other specific blackout periods with respect to Haemonetics securities as warranted by business developments. In such instances, Haemonetics will notify applicable Covered Persons in writing that they are subject to such blackout period and such persons will be prohibited from trading in Haemonetics securities until they receive notice that the special blackout period has been lifted. Affected persons must not discuss the existence of the special blackout period with any Haemonetics employee or other person (other than the General Counsel to the extent necessary for the resolution of any question or issues).

(c)Pre-Clearance Procedures. Haemonetics imposes mandatory trading pre-clearance procedures outside of blackout periods (i.e., an “open trading window”) for all officers, members of its Board of Directors and other insiders. Each director, officer and other insider must receive pre-clearance from the General Counsel, or his or her designee, prior to purchasing or selling Haemonetics securities during an open trading window (including upon the exercise of options). Such pre-clearance is valid for up to three trading days but terminates immediately upon the earlier of notification from the General Counsel, the start of a blackout period or the insider’s acquisition of material nonpublic information. Additionally, no limit order for any insider may extend beyond the pre-clearance period. Please note that open trading windows and pre-clearance grants are not “safe harbors” that ensure compliance with securities laws. Insiders remain responsible for their trades and should use good judgment.

(d)Brokerage Account Transfers. Haemonetics officers, members of its Board of Directors and other insiders are prohibited from placing Haemonetics securities in brokerage accounts outside of Fidelity Investments (“Fidelity”) without the prior written consent of the General Counsel. All Haemonetics securities transferred pursuant to the foregoing sentence remain subject to the requirements of this Policy and any additional requirements the General Counsel determines appropriate.

(e)Termination of Relationship with Haemonetics. Covered Persons subject to a quarterly or special blackout period at the time that their employment with Haemonetics or service on its Board of Directors terminates will remain subject to the requirements of such then-existing blackout period until it is lifted, at which time the Covered Person will no longer be subject to this Section 4.

The General Counsel maintains one or more lists of insiders and persons subject to special blackout periods. Haemonetics will ensure that each such person is made aware that he or she is on such list(s) or will be made aware that he or she has been added to such list(s) promptly after the related determination has been made.

5.Certain Exceptions to Trading Prohibitions

(a)    Permitted Transactions. This Policy generally does not apply to the following transactions in Haemonetics securities:

•A Covered Person’s exercise of Haemonetics stock options by paying the full exercise price in cash, provided that no shares of common stock received upon such exercise may be sold except in compliance with Sections 3 and 4, whether to fund the exercise, pay taxes or otherwise;

•Automatic “sell to cover” transactions conducted by Fidelity and mandated by Haemonetics’ election under one or more of its equity incentive compensation plans to require the satisfaction of tax withholding obligations in connection with the vesting of a Covered Person’s restricted stock units (whether performance or time-based) to be funded by such sell to cover transactions;

•A Covered Person’s ongoing investments under the Employee Stock Purchase Plan pursuant to existing investment elections; or

•Buying or selling investments in publicly traded mutual funds.

(b)    Rule 10b5-1 Plans. The trading blackout and trade pre-clearance requirements under Section 4 of this Policy do not apply to purchases or sales of Haemonetics securities made pursuant to a previously established and approved “Rule 10b5-1 plan.” Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") provides Covered Persons with an affirmative defense from insider trading liability to the extent a plan meets certain conditions specified in Rule 10b5-1. Any Covered Person who wishes to enter into a Rule 10b5-1 plan must contact the General Counsel for pre-clearance. To be pre-cleared by the General Counsel, a Rule 10b5-1 plan must comply with both the requirements of Rule 10b5-1 and the following guidelines:

•The plan can only be established or amended at a time when the Covered Person does not possess material nonpublic information about Haemonetics;

•The plan cannot be established or amended during a trading blackout period;

•The Rule 10b5-1 plan must include a “cooling off period” between establishment or modification and a transaction under that plan. For Covered Persons that are directors or officers within the meaning of Section 16 of the Exchange Act, the “cooling off period” is the later of (a) 90 days following establishment or modification of the Rule 10b5-1 plan and (b) two business days following disclosure in the Form 10-K or Form 10-Q filed by Haemonetics disclosing the Haemonetics financial results for the period in which the plan was established or modified, in all cases subject to maximum “cooling off period” of 120 days. For other Covered Persons, the “cooling off period” is 30 days following establishment or modification of the Rule 10b5-1 plan. Consistent with guidance from the SEC, for this limited purpose it will not be considered a modification of a Rule 10b5-1 plan if the modification does not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Rule 10b5-1 plan;

•Other than in limited circumstances as approved by the General Counsel, Covered Persons may not at any one time have more than one Rule 10b5-1 plan that cover all or a portion of the same time period. For clarity, this policy does not limit the ability of a Covered Person who adopts a Rule 10b5-1 plan from engaging in the permitted transactions specified in Section 5(a) above;

•Covered Persons may not adopt more than one Rule 10b5-1 plan in any consecutive 12 month period that is a single-trade plan or is designed to effect the purchase and sale as a single transaction and which has the practical effect of requiring such a result;

•The Rule 10b5-1 plan must comply with any additional guidelines established by the General Counsel from time to time, which will be made available upon request; and

•The Rule 10b5-1 plan cannot be established, terminated or amended without the prior written approval of the General Counsel, or his or her designee.

Please note that the pre-clearance of a Rule 10b5-1 plan by the General Counsel in no way guarantees compliance with Rule 10b5-1 or reduces or eliminates a Covered Person’s obligations to comply with the U.S. securities laws, including the reporting and short-swing trading provisions under Section 16 of the Exchange Act. If any questions arise, Covered Persons should consult with their own counsel when implementing a Rule 10b5-1 plan.

6.Guidance on Understanding Material Nonpublic Information

What Information is Material?

“Material information” generally means information – whether positive or negative – that if disclosed could reasonably be expected to have an effect on the price of a company’s securities or that is likely to be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. However, there is no precise definition and, as such, Covered Persons should take a broad and cautious view when evaluating whether a particular piece of information is “material.”

Information related to the following may be considered “material information” in certain circumstances:

•Changes in senior executive management;

•Unpublished financial or operational results or projections, including earnings information and changes to previously announced earnings guidance;

•Pending or proposed mergers, acquisitions, dispositions or other transactions;

•Significant product-related events, including major clinical trial results, FDA approvals, launches and recalls;

•Significant new contracts or changes in existing contractual relationships, including the gain or loss of a significant customer or supplier;

•Pending or threatened government investigations or significant litigation (including disputes with customers, suppliers or contractors), or the resolution of such matters; and

•Significant cybersecurity incidents; and

•Other information that could result in substantial market share and/or revenue gains or losses.

The above list is illustrative only; other types of information may be considered “material” depending on the circumstances. The materiality of any particular information is circumstantial and subject to reassessment on a regular basis. If a Covered Person is unsure whether certain nonpublic information is material, they should presume that it is material and consult with the General Counsel before disclosing such information or trading in the securities of a company to which such information relates.

When is Information Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must have been disclosed in Haemonetics’ public filings with the United States Securities and Exchange Commission (the “SEC”) or widely disseminated in a manner making it generally available to investors, such as by a press release. In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information. The circulation of rumors, even if accurate, does not constitute information that is adequately available to the general public.

7.Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Haemonetics securities, is prohibited by U.S. securities laws. Insider trading violations are pursued vigorously by the SEC, federal and state enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, U.S. securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Haemonetics-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

8.Questions

Because the securities laws are comprehensive, far-reaching and constantly evolving, this Policy does not attempt to deal with all of the considerations which may be applicable to securities transactions. Please contact Haemonetics’ General Counsel for additional guidance if you have questions about this Policy or its application to a proposed transaction.

This Policy is the Securities Trading Policy referenced in the Haemonetics Code of Conduct and supersedes any previous policy of Haemonetics concerning insider trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by Haemonetics, this Policy shall govern.

ADOPTED: June 5, 2020

AMENDED: February 27, 2023